Exhibit (11)    Statement Re: Computation of Earnings Per Share
                (Amounts in thousands, except per share data)


                                                         Three Months Ended June 30       Six Months Ended June 30
                                                            1998           1999             1998           1999
                                                         ----------     -----------      ----------    -----------
Basic:
Weighted average shares outstanding                          51,979         53,304           51,597         53,176
                                                         ==========     ==========       ==========    ===========

Income (loss) before income taxes, minority
       interest and accounting change                    $   12,877     $  (84,868)      $   25,457    $   (86,756)
Deduct income taxes                                           3,863          5,646            7,637          5,003
Add minority interest                                           (44)             -              (81)           (33)
Deduct cumulative effect of accounting change,
       net of tax                                                 -              -                -         14,065
                                                         ----------     ----------       ----------    -----------
Net income (loss)                                        $    9,058     $  (90,514)      $   17,901    $  (105,791)
                                                         ==========     ==========       ==========    ===========
Per share amount                                         $     0.17     $    (1.70)      $     0.35    $     (1.99)
                                                         ==========     ==========       ==========    ===========
Diluted:
Weighted average shares outstanding                          51,979         53,304           51,597         53,176
Net effect of dilutive stock options and warrants-
       based on the treasury stock method using
       average market price                                   1,746              -            1,983              -
                                                         ----------     ----------       ----------    -----------
Total weighted average shares outstanding                    53,725         53,304           53,580         53,176
                                                         ==========     ==========       ==========    ===========

Income (loss) before income taxes, minority
       interest and accounting change                    $   12,877     $  (84,868)      $   25,457    $   (86,756)
Deduct income taxes                                           3,863          5,646            7,637          5,003
Add minority interest                                           (44)             -              (81)           (33)
Deduct cumulative effect of accounting change,
       net of tax                                                 -              -                -         14,065
                                                         ----------     ----------       ----------    -----------
Net income (loss)                                        $    9,058     $  (90,514)      $   17,901    $  (105,791)
                                                         ==========     ==========       ==========    ===========
Per share amount                                         $     0.17     $    (1.70)      $     0.33    $     (1.99)
                                                         ==========     ==========       ==========    ===========








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